EXHIBIT 99.1

TRONOX NAMES RICHARD MUGLIA AS GENERAL COUNSEL

STAMFORD, Conn., March 6, 2014 – Tronox Limited (NYSE: TROX) today announced the appointment of Richard Muglia as senior vice president, general counsel, and corporate secretary.

Muglia has served as deputy general counsel of Tronox since February 2013. Prior to that, he was a partner at Skadden, Arps, Slate, Meagher & Flom LLP, the international law firm, since 1994, and has more than 30 years of legal experience. Mr. Muglia is a graduate of Williams College, and holds a Master of Public Health from Yale University. He received his law degree from Columbia University, where he was a Harlan Fiske Stone Scholar. In his new post, effective March 1, 2014, he will serve as a corporate officer and will report to Tom Casey, the chairman and CEO of Tronox Limited.

Muglia replaces Michael Foster, who will leave Tronox on May 31, 2014. During the transition, Foster will retain his leadership role as the senior vice president of the Tronox legal group. Foster joined Tronox in 2003 and served as chief legal counsel since 2008. During his tenure, the company passed several significant milestones, including the negotiated settlement of environmental, litigation and other liabilities resulting from the Kerr-McGee spinoff in 2005; the structuring of a plan and ultimate emergence from bankruptcy in 2011; listing on the New York Stock Exchange and the acquisition of the Exxaro Mineral Sands business in 2012; and, $2.4 billion in financings in 2012 and 2013.

About Tronox

Tronox is a global leader in the production and marketing of mineral sands, titanium dioxide pigment and electrolytic products. Through the integration of its pigment and mineral sands businesses, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

Media Contact: Bud Grebey

Direct: +1.203.705.3721

Email: bud.grebey@tronox.com

Investor Contact: Brennen Arndt

Direct: +1.203.705.3722